NEWS BULLETIN

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AT OLD REPUBLIC:	AT FINANCIAL RELATIONS BOARD:
A.C. Zucaro	Leslie Loyet
Chairman & CEO	Analysts/Investors
(312) 346-8100	(312) 640-6672
lloyet@mww.com

FOR IMMEDIATE RELEASE                                                                                                                                                       NYSE:  ORI
THURSDAY, DECEMBER 10, 2009

OLD REPUBLIC INTERNATIONAL ANNOUNCES
SENIOR EXECUTIVE TRANSITIONS

Chicago – December 10, 2009 – Old Republic International Corporation (NYSE: ORI) today announced multiple senior executive transitions, most of which take effect July 1, 2010.  The changes are taking place at the parent holding company level, and at the Mortgage Guaranty and Title Insurance segments of Old Republic’s business.

At the Old Republic parent company, Christopher S. Nard (46) was appointed President and Chief Operating Officer.  He succeeds James A. Kellogg (58) who has elected to reduce his work commitment over time, and will now serve as Executive Vice Chairman with primary responsibility for system-wide strategic planning, enterprise risk management and corporate succession development.  Both positions are direct reports to Aldo C. Zucaro (70) who continues as Old Republic’s Chairman and Chief Executive Officer.   All three individuals will continue in Old Republic’s eight-member Office of the Chief Executive Officer (“OCEO”):

Charles S. Boone	(56),	Senior Vice President – Investments & Treasurer
James A. Kellogg	(58),	Executive Vice Chairman
Spencer LeRoy	(63),	Senior Vice President & General Counsel
Karl W. Mueller	(50),	Senior Vice President & Chief Financial Officer
Christopher S. Nard	(46),	President and Chief Operating Officer
R. Scott Rager	(61),	Senior Vice President – General Insurance
Rande K. Yeager	(61),	Senior Vice President – Title Insurance
Aldo C. Zucaro	(70),	Chairman and Chief Executive Officer

In the Company’s Mortgage Guaranty segment, Christopher S. Nard was also appointed Chairman of the Mortgage Insurance Companies.  He succeeds William A. Simpson as Chairman and Jimmy Dew as Vice Chairman both of whom will continue as consultants to Old Republic’s senior management, and as Board members of these companies and of Old Republic International Corporation.  Additionally, Nard retains his responsibilities as President and Chief Executive Officer of the Mortgage Insurance Companies.  The mortgage insurers’ Board also appointed Ronald W. Buck (43), Chief Administrative Officer.  Nard and Buck continue in the Mortgage Guaranty segment’s seven member OCEO:

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John V. Britti	(50),	Chief Operating Officer
Ronald W. Buck	(43),	Chief Administrative Officer
D. Christopher Cash	(47),	Chief Financial Officer
Michael P. Derstine	(40),	Pricing Group Manager
Kevin J. Henry	(63),	Claims Group Manager
Christopher S. Nard	(46),	President and Chief Executive Officer
Deron J. Streitenberger	(42),	Chief Information Officer

In the Company’s Title Insurance segment, Mark A. Bilbrey (56) was appointed President of the Old Republic Title Companies.  He succeeds Rande K. Yeager who retains his responsibilities as Chairman & Chief Executive Officer.  Both men continue in the Title segment’s OCEO which is being enlarged from its eight member configuration with the appointment of Cheryl A. Jones (57), Executive Vice President – Human Resources & Communications, and Charles J. Kovaleski (61), Executive Vice President of Old Republic National Title Insurance Company and President of the Attorneys Title Division.  The Title Group’s OCEO will therefore consist of the following individuals:

Mark A. Bilbrey	(56),	President, Title Insurance Companies
Mark M. Budzinski	(50),	Executive Vice President and General Counsel
Robert J. Chapman	(54),	Executive Vice President and Chief Information Officer
Patrick A. Connor	(52),	Executive Vice President, National Services Group
Gary J. Horn	(56),	Executive Vice President and Chief Financial Officer
Cheryl A. Jones	(57),	Executive Vice President – Human Resources
Charles J. Kovaleski	(61),	Executive Vice President
R. Wayne Shupe	(53),	President – Western Title Operations
Stephen C. Wilson	(61),	Vice Chairman
Rande K. Yeager	(61),	Chairman & Chief Executive Officer

No changes were made at the OCEO of Old Republic’s General Insurance Group.  Its membership will continue as follows:

R. Gregory Ator	(57),	President, Bituminous Insurance Companies
James A. Kellogg	(58),	ORI President and Chief Operating Officer
Spencer LeRoy	(63),	ORI Senior Vice President, Secretary & General Counsel
Karl W. Mueller	(50),	ORI Senior Vice President and Chief Financial Officer
R. Scott Rager	(61),	ORI Senior Vice President/General Insurance
Aldo C. Zucaro	(70),	ORI Chairman of the Board and Chief Executive Officer

In announcing all of the above, Zucaro noted that the Board’s appointments at these senior executive levels “ . . . augur well for the continuity of Old Republic’s Mission as one of the nation’s fifty largest publicly held insurance institutions.  Each of these individuals brings time-tested, wide-ranging experience to their added responsibilities, and each is firmly grounded in Old Republic’s service culture, value system, and long-term orientation in the management of the business.”

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About Old Republic

Chicago-based Old Republic International Corporation is an insurance holding company whose subsidiaries market, underwrite and provide risk management services for a wide variety of coverages, principally in the property and liability, mortgage guaranty and title insurance fields. One of the nation’s 50 largest publicly held insurance organizations, Old Republic has assets of approximately $14.3 billion and common shareholders’ equity of nearly $3.9 billion or $16.54 per share.  Its current stock market valuation is approximately $2.5 billion or $10.39 per share.

For the latest news releases and other corporate documents on
Old Republic International Corporation visit www.oldrepublic.com.

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